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EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Earnings:
Income from Continuing Operations before Provision for Income Taxes	$240,766	$345,279	$334,222	$352,900	$298,366	$86,333	$56,921
Add: Fixed Charges	309,991	292,860	284,052	286,241	326,261	78,731	83,216

	$550,757	$638,139	$618,274	$639,141	$624,627	$165,064	$140,137

Fixed Charges:
Interest Expense, Net	$219,989	$212,545	$204,559	$205,256	$242,599	$58,784	$63,182
Interest Portion of Rent Expense	90,002	80,315	79,493	80,985	83,662	19,947	20,034

	$309,991	$292,860	$284,052	$286,241	$326,261	$78,731	$83,216

Ratio of Earnings to Fixed Charges	1.8x	2.2x	2.2x	2.2x	1.9x	2.1x	1.7x

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  EXHIBIT 12
IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)